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                                                                   EXHIBIT 10.27



January 5, 1994


Tina S. Berger, Ph.D.
4256 Carminito Terviso
Son Diego, CA 92122

Dear Tina:

I am pleased to extend to you an offer to become President, a corporate officer, and a member of the Board of Directors of Nanogen, Inc., reporting to me commencing February 1, 1994 or sooner. Your responsibility as President will include the day-to-day operations of the Company including facilities, hiring, etc. We will meet in the near future to finalize a formal list of your responsibilities. The particulars for our offer are as follows:

COMPENSATION

1.    Your initial salary will be $170,000 per year.

2. You will be permitted to purchase, or granted an option to purchase, at your election, 150,000 shares of the Company's common stock at its "fair market price" (currently $0.005 per share). The purchase or grant will be subject to your execution of the Company's Restricted Stock Purchase Agreement or Incentive Stock Option Agreement (which includes a four year vesting/repurchasing provision), as applicable, and to approval by the Board of Directors and any regulatory authority. You will be granted an additional 150,000 shares (at then "fair market price") of the Company's common stock on a prorated basis as we achieve our first round financing and milestones. Each additional portion of stock will begin four year vesting when granted.


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Tina S. Berger, Ph.D.                - 2 -                       January 5, 1994


SEVERANCE

1. If you are terminated without cause by the Company during the first year of your employment, you will be paid an amount equal to one (1) year of your base salary. If you are terminated without cause after the first year of your employment, you will be paid an amount equal to six (6) months of your base salary.

As a regular employee and officer, of Nanogen, you will become eligible to participate in Company sponsored benefits. If you have any questions related to these, please feel free to contact me.

Employment at Nanogen is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. If you are terminated for cause, any loan made to you by the Company will become due and payable immediately.

If you accept this offer, the terms and conditions in this letter shall be the terms of your employment. Any modifications or additions to these terms would have to be in writing and signed by you and me.

Your employment pursuant to this offer is contingent upon its formal approval by the Board and upon your executing a Consent Form and Proprietary Information and Inventions Agreement which will be forwarded under separate cover.

Tina, all of us at Nanogen are excited about having you join the growing team at Nanogen. We are very much looking forward to working with you in building an exciting new company.

Very kind regards,                         ACCEPTED AND AGREED:

NANOGEN, INC.

                                           /s/ TINA S. BERGER
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Howard C. Birndorf                         Tina S. Berger, Ph.D.
Chairman and Chief Executive Officer           1/6/94
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